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                                                                    Exhibit 5(e)


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
[INTERNAL REVENUE SERVICE LETTERHEAD]

                                                   Employer Identification Number:
                                                      22-2478398
Date:  February 24, 1999                           DLN:  17007356043038
                                                   Person to Contact:
                                                      GREG EAST   ID# 31063
BELL COMMUNICATIONS RESEARCH INC
445 SOUTH ST -- MCC 1J-138R                        Contact Telephone Number:
MORRISTOWN, NJ  07960-6438                            (877) 829-5500
                                                   Plan Name:
                                                      BELL COMMUNICATIONS RESEARCH
                                                      SAVINGS PLAN FOR SALARIED
                                                   Plan Number:  004
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Dear Applicant:

We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

The enclosed document explains the significance of this favorable determination letter, points out some events that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

This determination expresses an opinion on whether the amendment(s), in and of itself, affects the continued qualified status of the plan under Code section 401 and the exempt status of the related trust under section 501(a). It is not an opinion on the qualification of the plan as a whole and the exempt status of the related trust as a whole. If this is a multiple employer plan, the employer receiving this letter should mail a copy to all other employers who received a letter on the plan as a whole and continue to maintain the plan.

This determination letter is applicable for the amendment(s) executed on July 09, 1997.

The information on the enclosed Publication 794 is an integral part of this determination. Please be sure to read and keep it with this letter.


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BELL COMMUNICATIONS RESEARCH INC





The requirement for employee benefits plans to file summary plan descriptions
(SPD) with the U.S. Department of Labor was eliminated effective August 5, 1997. For more details, call 1-800-998-7542 for a free copy of the SPD card.

We have sent a copy of this letter to your representative as indicated in the power of attorney.

If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.



                                        Sincerely yours,

                                        /S/ C. ASHLEY BULLARD

                                        District Director

Enclosures:
Publication 794




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